Exhibit 99.1

Quotient Limited Reports Positive MosaiQ Audit Results and Instrument CE Mark with Second Quarter Fiscal 2019 Financial Results

•	Positive MosaiQ manufacturing facility audit results
•	MosaiQ instrument CE mark self certification complete
•	Year to date reagent product revenues growing at 16%

JERSEY, Channel Islands, November 5, 2018 (GLOBENEWSWIRE) -- Quotient Limited (NASDAQ: QTNT) (Quotient or the Company), a commercial-stage diagnostics company, today reported the successful conclusion of the ISO 13485 : 2016 audit of its MosaiQ manufacturing facility and the CE marking of the MosaiQ instrument. In addition the Company disclosed continued strong top line growth for the six month ended September 30, 2018.

“I am very pleased to report the completion of both the MosaiQ manufacturing facility audit and the CE marking of the MosaiQ instrument. These are key steps in our development plan as they pave the way for European market access and initial commercialization in the first half of 2019.“ commented Franz Walt, Quotient’s Chief Executive Officer. Mr Walt added, “The recent MosaiQ manufacturing audit result follows two successful regulatory audits of our new Allan Robb Campus (ARC) in Scotland and the receipt of the formal licensure of ARC by our US regulator late last month. Quotient is progressing as planned: while we successfully move the MosaiQ technology closer to market and manage the consolidation of reagent operations to ARC, we continue to report strong top line growth in the liquid reagents business.”

MosaiQ Platform

MosaiQ, Quotient's next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and serological and molecular disease screening, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified diagnostic testing platform for transfusion diagnostics and beyond. Through MosaiQ, Quotient expects to deliver substantial value to its initial target market of donor testing laboratories by providing affordable, routine, comprehensive characterization and screening of blood products, on a single automated instrument platform designed to radically reduce labor costs and complexity associated with existing practice.

Quotient Reconfirms the Following Regulatory and Commercial Milestones

•

European Regulatory Approval – Quotient filed for European regulatory approval for its initial MosaiQ IH microarray in September 2018 and continues to expect to file for the initial Serological Disease Screening (SDS) microarray in the first half of calendar 2019

•	European Commercialization – Quotient has already received invitations to participate in tenders once MosaiQ has obtained European approval for the initial IH microarray
•	IH Microarray Ongoing Development – Quotient continues to plan for the expansion of the IH antigen testing menu during the second half of calendar 2018
•	U.S. Field Trials – Quotient expects to commence U.S. field trials with the expanded antigen testing menu in the first half of calendar 2019
•	U.S. Regulatory Approval – Quotient expects to file for U.S. and European regulatory approval for the expanded IH microarray in the second half of calendar 2019

Fiscal Second Quarter 2019 Financial Results

“The conventional reagent business recognized strong product sales of $6.2 million in the second quarter, up 6% year over year. Strong first half top line performance was driven by 14% growth in sales to OEM customers, while direct product sales grew 22%. ” said Franz Walt. Mr Walt added, “ In the quarter gross margin was adversely impacted by incremental manufacturing costs, including non-cash expenses of $700,000, related to bringing ARC on line while continuing to operate our existing production facility. Three former sites have already been consolidated in ARC and the remaining manufacturing transfer is expected to be completed before the end of this fiscal year. Milestone payments earned from the approval for sale in the U.S. of certain rare antisera reagents developed for a key OEM customer contributed $600,000 of other revenues in the first quarter of last fiscal year.”

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter Ended		Six Months Ended
	Sept 30,		Sept 30,
	2018	2017	2018	2017
Revenue:
Product sales —OEM Customers	$4,378	$4,235	$10,025	$8,796
Product sales — direct customers and distributors	1,869	1,675	4,086	3,340
Other revenues	—	—	19	600
Total revenue	$6,247	$5,910	$14,130	$12,736

Product sales from standing orders (%)	70%	68%	67%	74%

Gross profit	$1,695	$3,124	$5,513	$7,118
Gross profit as a % of total revenue	27.1%	52.9%	39.0%	55.9%
Gross margin on product sales (%)	27.1%	52.9%	38.9%	53.7%
Operating (loss)	$(21,064)	$(18,060)	$(39,601)	$(34,966)

Capital expenditures totaled $0.2 million in the quarter ended September 30, 2018, compared with $6.8 million in the quarter ended September 30, 2017, reflecting the finalization of the construction of our new conventional reagent manufacturing facility earlier this year.

Quotient ended the quarter with $68.5 million in available cash and other short-term investments and $112.8 million of debt, net of $7.2 million in an offsetting long-term cash reserve account.

Outlook for the Fiscal Year Ending March 31, 2019

•

Product revenue is now expected to be in the range of $25.5 to $26.5 million for the full fiscal year. Other revenue (product development fees) of approximately $0.9 million are also expected in the fiscal year. Forecasted other revenue assumes the receipt of milestone payments contingent upon achievement of regulatory approval for certain products under development. The receipt of these milestone payments involves risks and uncertainties.

•

Operating loss, reflecting incremental investments in our development priorities, is now expected to be in the range of $65 to $75 million including approximately $18 million of non-cash expenses such as depreciation, amortization and stock compensation.

•	Capital expenditures are still expected to be in the range of $5 to $8 million.

Product sales in the third quarter of fiscal 2019 are expected to be in the range of $6.0 to $6.5 million, compared with $5.7 million for the third quarter of fiscal 2018.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Monday, November 5th at 8:00 a.m. Eastern Time to discuss its second quarter fiscal 2019 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through November 12, 2018 by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13684388.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to ensuring clinical excellence and increasing the efficiency in the lab through the provision of innovative testing methods for existing tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the application of MosaiQ to infectious disease diagnostics), current estimates of third quarter and full year fiscal 2019 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop, Chief Financial Officer – chris.lindop@quotientbd.com; +41 799 61 69 38

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:
Product sales	$6,247	$5,910	$14,111	$12,136
Other revenues	—	—	19	600
Total revenue	6,247	5,910	14,130	12,736
Cost of revenue	4,552	2,786	8,617	5,618
Gross profit	1,695	3,124	5,513	7,118
Operating expenses:
Sales and marketing	1,845	1,869	4,126	3,551
Research and development, net	12,998	13,341	25,568	26,014
General and administrative expense	7,916	5,974	15,420	12,519
Total operating expense	22,759	21,184	45,114	42,084
Operating loss	(21,064)	(18,060)	(39,601)	(34,966)
Other income (expense)
Interest expense, net	(5,819)	(4,197)	(8,935)	(8,407)
Other, net	(468)	565	(3,980)	1,444
Other expense, net	(6,287)	(3,632)	(12,915)	(6,963)
Loss before income taxes	(27,351)	(21,692)	(52,516)	(41,929)
Provision for income taxes	(11)	—	(22)	—
Net loss	$(27,362)	$(21,692)	$(52,538)	$(41,929)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(29)	$128	$(361)	$473
Unrealized gain on short-term investments	221	(6)	247	32
Foreign currency gain (loss)	373	(504)	730	1,312
Provision for pension benefit obligation	36	44	72	87
Other comprehensive income (loss)	601	(338)	688	1,904
Comprehensive loss	$(26,761)	$(22,030)	$(51,850)	$(40,025)
Net loss available to ordinary shareholders - basic and diluted	$(27,362)	$(21,692)	$(52,538)	$(41,929)
Loss per share - basic and diluted	$(0.53)	$(0.58)	$(1.07)	$(1.13)
Weighted-average shares outstanding - basic and diluted	52,059,037	37,657,409	48,944,896	37,223,957

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$3,562	$20,165
Short-term investments	64,916	5,669
Trade accounts receivable, net	2,509	2,862
Inventories	15,278	16,278
Prepaid expenses and other current assets	3,189	7,065
Total current assets	89,454	52,039
Restricted cash	7,511	5,040
Property and equipment, net	51,456	60,156
Intangible assets, net	799	914
Deferred income taxes	627	649
Other non-current assets	4,689	5,043
Total assets	$154,536	$123,841
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,642	$5,441
Accrued compensation and benefits	4,362	5,312
Accrued expenses and other current liabilities	12,185	15,340
Current portion of long-term debt	9,600	—
Current portion of deferred lease rental benefit	441	443
Capital lease obligation	484	515
Total current liabilities	29,714	27,051
Long-term debt	112,406	85,063
Deferred lease rental benefit, less current portion	997	443
Capital lease obligation, less current portion	1,080	1,422
Defined benefit pension plan obligation	6,225	6,168
7% Cumulative redeemable preference shares	18,850	18,325
Total liabilities	169,272	138,472
Total shareholders' deficit	(14,736)	(14,631)
Total liabilities and shareholders' deficit	$154,536	$123,841

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six months ended September 30,
	2018	2017
OPERATING ACTIVITIES:
Net loss	$(52,538)	$(41,929)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,422	5,081
Share-based compensation	2,503	2,472
Increase in (amortization of) deferred lease rental benefit	197	(215)
Swiss pension obligation	309	329
Amortization of deferred debt issue costs	2,159	2,882
Accrued preference share dividends	525	525
Deferred income taxes	22	—
Net change in assets and liabilities:
Trade accounts receivable, net	201	231
Inventories	315	(1,065)
Accounts payable and accrued liabilities	(3,886)	(540)
Accrued compensation and benefits	(691)	(560)
Other assets	3,371	197
Net cash used in operating activities	(41,091)	(32,592)
INVESTING ACTIVITIES:
Increase in short-term investments	(59,000)	(43,000)
Realization of short-term investments	—	48,402
Purchase of property and equipment	(1,639)	(12,261)
Purchase of intangible assets	—	(68)
Net cash used in investing activities	(60,639)	(6,927)
FINANCING ACTIVITIES:
Repayment of finance leases	(231)	(56)
Proceeds from drawdown of new debt	36,000	—
Issue costs of new debt	(1,213)	—
Proceeds from issuance of ordinary shares and warrants	49,242	45,266
Net cash generated from financing activities	83,798	45,210
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	3,800	(1,314)
Change in cash, cash equivalents and restricted cash	(14,132)	4,377
Beginning cash, cash equivalents and restricted cash	25,205	9,794
Ending cash, cash equivalents and restricted cash	$11,073	$14,171
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$5,096	$5,068
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,562	$9,131
Restricted cash	7,511	5,040
Total cash, cash equivalents and restricted cash	$11,073	$14,171